UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2019

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                   Entry into a Material Definitive Agreement.

Tellurian Inc. (“Tellurian” or the “Company”) is in the process of developing a portfolio of natural gas production, liquefied natural gas (“LNG”) marketing and infrastructure assets including an LNG terminal facility located on the Calcasieu River south of Lake Charles, Louisiana (the “Driftwood terminal”) and related pipelines (collectively, the “Driftwood Project”). As part of its efforts to finance the construction of the Driftwood Project, Tellurian has offered limited partnership interests in a subsidiary, Driftwood Holdings LP (the “Partnership”), which will own the Driftwood Project. Tellurian is also in the process of seeking long-term LNG sale and purchase contracts from customers for the LNG to be produced by the Driftwood terminal.

In connection with these efforts, on April 3, 2019, Tellurian and Total Delaware Inc. (“Total”), a subsidiary of Total S.A., entered into a Heads of Agreement (the “HOA”) pursuant to which the parties agreed to use good faith and commercially reasonable efforts to enter into definitive documents relating to (i) a $500 million investment by Total in the Driftwood Project, (ii) a sale and purchase agreement pursuant to which Total would have the right to purchase 1.0 million tonnes per annum (“mtpa”) of LNG from the Driftwood terminal (the “Total LNG SPA”) and (iii) a sale and purchase agreement pursuant to which Total would have the right to acquire an additional 1.5 mtpa of LNG from the Company or one of its affiliates free on board (“FOB”) at prices based on the Platts Japan Korea Marker index price (the “Total JKM LNG SPA”).

On July 10, 2019 (the “Effective Date”), the Partnership and Total entered into a definitive equity capital contribution agreement (the “Total Contribution Agreement”), including a form of the Total LNG SPA that will become effective as described below under “Form of Total LNG SPA”, and a definitive Total JKM LNG SPA. The terms of the agreements, and certain related forms of agreements, are summarized below. The following summaries do not purport to be complete; the full text of the agreements will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Total Contribution Agreement

The parties to the Total Contribution Agreement are Total, the Partnership, and the general partner of the Partnership, Driftwood GP Holdings LLC, a wholly-owned subsidiary of the Company (the “Driftwood General Partner”). The Total Contribution Agreement principally governs the terms of Total’s investment in the Partnership. Tellurian plans initially to develop the Driftwood terminal as three plants (collectively, the “Phase 1 Plants”) with an aggregate expected production capacity of up to 16.56 mtpa and associated natural gas production, storage, gathering, processing, transportation and other midstream facilities (the Phase 1 Plants, together with such associated facilities, the “Phase 1 Project”). The Driftwood terminal may be further developed to include additional facilities, including up to two additional plants and with associated natural gas production, storage, gathering, processing, transportation and other midstream facilities (“Subsequent Phases”), each plant with an expected production capacity of up to 5.52 mtpa, for a maximum expected total production capacity of the Driftwood terminal of 27.6 mtpa.

Pursuant to the terms of the Total Contribution Agreement, on or promptly following such date that the Driftwood General Partner makes a positive final investment decision (“FID”) in respect of the Phase 1 Project (the “Phase 1 FID” and the date on which a positive Phase 1 FID is made, the “Phase 1 FID Date”), assuming the satisfaction of certain other customary closing conditions, (i) Total will make a capital contribution of $150,000,000 to the Partnership in respect of the Phase 1 Project (the “Total First Funding Date Contribution”); (ii) Total will commit to contribute up to an additional $350,000,000 to the Partnership in respect of the Phase 1 Project, as further set forth in the Partnership Agreement (as described below); and (iii) the Partnership will issue Class A limited partnership interests (“Class A Units”) to Total and admit Total to the Partnership as a Class A limited partner (the “Total Investment”).  The proceeds of the Total First Funding Date Contribution are expected to be used in connection with the development and construction of the Phase 1 Project and the other purposes contemplated or permitted under the Partnership Agreement.

Phase 1 FID

The Company, in its capacity as the sole member of the Driftwood General Partner, is specifically authorized to make, on behalf of the Partnership, a positive Phase 1 FID, but may not do so unless the Partnership and its affiliates have (i) received all material approvals necessary to construct and operate the Phase 1 Project (excluding any approvals which will not be issued until after construction is commenced); (ii) received authorization by the Department of Energy for the export of LNG to countries with which the U.S. does not have an applicable free trade agreement; (iii) secured sufficient executed firm commitments of debt financing for the construction of the Phase 1 Project; and (iv) secured aggregate equity financing pursuant to equity capital contribution agreements for the Phase 1 Project of at least $6,000,000,000 (including an equity capital commitment of at least $1,000,000,000 from the Company or one or more of its affiliates).

Additional Total Rights

The Total Contribution Agreement provides Total with the right to receive a matching price per Class A Unit if a lower price per Class A Unit is agreed upon in an equity capital contribution agreement entered into in respect of the Phase 1 Project prior to the Phase 1 FID Date with another investor in the Partnership other than the Company or its affiliate.  Total is entitled to a similar most favored nations pricing provision for each Subsequent Phase in the event that Total executes an equity capital contribution agreement in respect of such Subsequent Phase.

With respect to each Subsequent Phase, Total will have the right (but not the obligation) to purchase additional units representing limited partnership interests in the Partnership (together with the Class A Units, the “Units”) sufficient to maintain Total’s percentage ownership in the Partnership prior to FID of such Subsequent Phase.

If Driftwood LP Holdings LLC, a wholly-owned subsidiary of the Company that is the initial limited partner of the Partnership (the “Tellurian Limited Partner”), makes a non-affiliate transfer of all of its Class A Units, Total will have the right to elect to participate in such transfer alongside the Tellurian Limited Partner on the same terms.

Representations and Warranties; Indemnification

The Total Contribution Agreement contains customary representations, warranties and covenants of the Partnership and Total.  The Partnership, on the one hand, and Total, on the other hand, have agreed to indemnify each other and their respective affiliates, officers, directors, managers, employees, and agents against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain limits set forth in the Total Contribution Agreement.

Termination Rights

If the Phase 1 FID Date does not occur within 24 months after the Effective Date, then at any time thereafter but prior to the time, if any, that the Phase 1 FID Date occurs, either the Partnership or Total may give notice of termination of the Total Contribution Agreement, in which case: (i) Total will not be obligated to fund the Total First Funding Date Contribution or have any further contribution obligations under the Partnership Agreement; (ii) Total will not be issued any Class A Units or be admitted to the Partnership as a limited partner; and (iii) the Total Contribution Agreement will terminate.

In addition, the Total Contribution Agreement may be terminated by (i) the Partnership upon the occurrence of certain bankruptcy-related events affecting Total; (ii) either the Partnership or Total upon the breach of certain representations, warranties or covenants of the other party (subject, in certain cases, to notice and cure periods and thresholds of materiality); and (iii) the mutual written consent of the Partnership and Total.

Form of Tellurian Contribution Agreement

On or prior to the Phase 1 FID Date, the Tellurian Limited Partner contemplates entering into an equity capital contribution agreement with the Partnership and the Driftwood General Partner (the “Tellurian Contribution Agreement”).

The form of the Tellurian Contribution Agreement provides that on or promptly following the Phase 1 FID Date and assuming the satisfaction of certain other customary closing conditions, (i) the Tellurian Limited Partner will make a capital contribution of $300,000,000 to the Partnership in respect of the Phase 1 Project (the “Tellurian First Funding Date Contribution”); (ii) the Tellurian Limited Partner will commit to contribute up to an additional $700,000,000 to the Partnership in respect of the Phase 1 Project, as further set forth in the Partnership Agreement; and (iii) the Partnership will issue Class A Units to the Tellurian Limited Partner.  The Tellurian Limited Partner will receive an additional allocation of Class A Units on the Phase 1 FID Date in exchange for its in-kind contribution of assets (including goodwill) developed for the Phase 1 Project prior to the Phase 1 FID Date.

If the Phase 1 FID Date does not occur within 24 months after the effective date of the Tellurian Contribution Agreement, then at any time thereafter but prior to the time, if any, that the Phase 1 FID Date occurs, either the Partnership or the Tellurian Limited Partner may give notice of termination of the Tellurian Contribution Agreement, in which case (i) the Tellurian Limited Partner will not be obligated to fund the Tellurian First Funding Date Contribution or have any further contribution obligations under the Partnership Agreement; (ii) the Tellurian Limited Partner will not be issued any Class A Units; and (iii) the Tellurian Contribution Agreement will terminate.

The other terms of the form of the Tellurian Contribution Agreement are substantially similar to the terms of the Total Contribution Agreement, except that the Tellurian Limited Partner will not have the rights described above under “Additional Total Rights” (other than the right to receive a matching price per Class A unit in respect of the Phase 1 Project) under the Tellurian Contribution Agreement.

Form of Partnership Agreement

In connection with the Total Investment and subject to the terms and conditions of the Total Contribution Agreement, upon the occurrence of the Phase 1 FID Date, Total will enter into an amended and restated limited partnership agreement of the Partnership with the Driftwood General Partner, the Tellurian Limited Partner and other limited partners (the “Partnership Agreement”).

The form of the Partnership Agreement includes provisions regarding, among other things, the organization and management of the Partnership, the rights, duties and obligations of the limited partners (including, without limitation, capital contribution obligations, transfer rights and restrictions, rights to approve certain matters, preemptive rights; terms and conditions related to investments in Subsequent Phases, and anti-dilution protections for Phase 1 Project investors in respect of capital calls to fund a Subsequent Phase), capital call provisions in respect of the Phase 1 Project and Subsequent Phases, the terms of the various classes of Units, including classes of Units issued in respect of Subsequent Phases, put and call rights with respect to Units, distributions and allocations to be made to the limited partners, and cross-default provisions in respect of LNG sale and purchase agreements entered into by a limited partner or its affiliate.

The form of the Partnership Agreement provides that, until the 30th anniversary of the date that the first Phase 1 Plant achieves full operations (the “30-Year Anniversary Date”), the Partnership will make quarterly operating distributions from Distributable Cash (as defined below) to each Class A limited partner in proportion to the LNG delivered to such Class A limited partner as compared to LNG delivered to all the Class A limited partners under LNG sale and purchase agreements during the prior quarter (the “Quarterly Operating Distributions”).  “Distributable Cash” means, with respect to a calendar quarter, (i) the aggregate revenue earned from sales of LNG by the Partnership and its subsidiaries under LNG sale and purchase agreements, minus (ii) certain costs and expenses of the Partnership and its subsidiaries, as calculated in accordance with the Partnership Agreement, during such calendar quarter, which Distributable Cash amount will be subject to a minimum cash reserve established by the Driftwood General Partner to provide for the Partnership’s conduct of its business and to comply with applicable law and contractual obligations.

Distributions other than Quarterly Operating Distributions (including any distributions made in connection with a winding up, liquidation or termination of the Partnership) will be made (i) first, to all limited partners in proportion to their respective unreturned capital contributions until such amounts have been reduced to zero, and (ii) then, to the Class A limited partners in proportion to their relative Class A Units.  Operating distributions from Distributable Cash made by the Partnership after the 30-Year Anniversary Date will be made in accordance with the foregoing sentence unless otherwise determined by the Driftwood General Partner.

The Partnership expects to continue to seek additional investors to execute equity capital contribution agreements prior to the Phase 1 FID Date pursuant to which such investors will agree to make capital contributions and capital commitments to the Partnership.  Similar to Total, subject to the terms and conditions of their respective equity capital contribution agreements, on the Phase 1 FID Date, each such investor would also enter into the Partnership Agreement, be issued Class A Units and be admitted to the Partnership as a limited partner of the Partnership. Accordingly, upon the Phase 1 FID Date, it is expected that the majority of the limited partnership interests in the Partnership will be owned by third-party investors, including Total.

Form of General Partner LLC Agreement

The Partnership is managed by the Driftwood General Partner in its capacity as the general partner of the Partnership.  The Company is the sole member of the Driftwood General Partner and, prior to the Phase 1 FID Date, the Company will control all actions of the Driftwood General Partner, including the determination of a positive Phase 1 FID as described above in “Phase 1 FID”.  Upon the Phase 1 FID Date, the Company will enter into an amended and restated limited liability company agreement of the Driftwood General Partner (the “General Partner LLC Agreement”).

The form of the General Partner LLC Agreement includes provisions regarding, among other things, the organization and management of the Driftwood General Partner, including in its capacity as the general partner of the Partnership, and provides for a board of directors of the Driftwood General Partner (the “Driftwood Board”) with board representatives to be appointed from designees of qualifying Class A limited partners (including the Tellurian Limited Partner).  Board representatives will generally have voting power that is proportionate to the percentage of Class A Units held by the Class A limited partner of which such board representative is a designee (the “Board Voting Percentage”).  Upon the Phase 1 FID Date, the Company will continue to be the sole member of the Driftwood General Partner and have the power to manage, direct and control the Driftwood General Partner (including in its capacity as the general partner of the Partnership), except with respect to such matters expressly described in the General Partner LLC Agreement as requiring the approval of the Driftwood Board.  Such matters may require the approval of (i) a majority of the total Board Voting Percentage of all directors (including, with respect to certain matters, a majority of the board representatives of the Tellurian Limited Partner); (ii) a supermajority of the total Board Voting Percentage of all directors (including a majority of the board representatives of the Tellurian Limited Partner); (iii) with respect to certain actions regarding increases in the amount of the

Partnership’s cash reserve and certain redemptions of the Tellurian Limited Partner’s interest in the Partnership, a majority of the Board Voting Percentages (excluding the Board Voting Percentage of the Tellurian Limited Partner); and (iv) with respect to certain direct and indirect upstream acquisitions, all members of the Driftwood Board.

The form of the General Partner LLC Agreement specifically authorizes the Company, in its capacity as the sole member of the Driftwood General Partner, without the approval of the Driftwood Board, to make, on behalf of the Partnership, a positive FID with respect to each Subsequent Phase, subject to, with respect to each such FID, the satisfaction of the conditions described in the General Partner LLC Agreement.

The form of the General Partner LLC Agreement also provides for, among other things, the establishment of committees of the Driftwood Board, the establishment of an advisory committee to be appointed by the Company that will be composed of officers and employees of the Company and will provide advisory recommendations related to the management of the Partnership, procedures for appointing, removing and replacing officers, the initial Partnership budget for the Phase 1 Project and the procedures for proposing and approving subsequent Partnership budgets.

Form of Management and Advisory Services Agreement

On or prior to the Phase 1 FID Date, the Company and the Partnership will enter into a Management and Advisory Services Agreement (the “MASA”) pursuant to which the Company will provide project management services for the construction and commissioning of the Phase 1 Project and the Subsequent Phases, if applicable, and certain advisory services, including management, strategy, government relations, legal, finance, and general and administrative services that are advisory in nature, and in exchange for such services, the Partnership will pay the Company a fee each calendar quarter equal to the sum of  (i) 3% of certain construction expenditures for the applicable calendar quarter for the construction of the Phase 1 Project and Subsequent Phases (not to exceed, on an aggregate basis for the Phase 1 Project or for any Subsequent Phase, 3% of the total of certain construction expenditures budgeted for all years for construction of the Phase 1 Project or such Subsequent Phase, as applicable) and (ii) starting on the date that the first Phase 1 Plant achieves substantial completion, $8.25 million per calendar quarter per plant that has achieved substantial completion, but not more than $25 million per calendar quarter.

Form of Total LNG SPA

Subject to the terms and conditions of the Total Contribution Agreement, upon the occurrence of the Phase 1 FID Date, Total Gas & Power North America, Inc., an affiliate of Total (“Total Gas & Power”), and Driftwood LNG LLC, a wholly-owned subsidiary of the Company (“Driftwood LNG”), will enter into the Total LNG SPA, pursuant to which Total Gas & Power will have the right to purchase from Driftwood LNG approximately 1.0 mtpa of LNG from the Driftwood terminal.

The form of the Total LNG SPA provides that the term of the agreement will be from the Phase 1 FID Date until the 30-Year Anniversary Date and includes an option for Total Gas & Power to extend the term by up to four 10-year extension periods.  Total Gas & Power will not have any right or obligation under the Total LNG SPA to take LNG from any of the Phase 1 Plants prior to the date of full operations of such Phase 1 Plant.

Subject to certain adjustments as set forth in the Total LNG SPA, Total Gas & Power’s annual contract quantity of LNG (“ACQ”) will be 52,170,000 million British thermal units (“MMBtu”).

The price for LNG sold under the Total LNG SPA will be the lesser of a price based on the final settlement price for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the month of delivery, plus a premium and a price based on the sum of certain costs and expenses of the Partnership and its subsidiaries and certain proceeds required under financing arrangements, subject to certain adjustments described in the form of the Total LNG SPA.

The form of the Total LNG SPA also includes provisions regarding ACQ adjustments, suspension rights, failure to take LNG, failure to deliver LNG, inspection rights, force majeure, cool-downs, gas-ups, title and risk of loss transfers, invoicing and payment, berthing, loading and demurrage, testing and measurement standards, confidentiality, cross-default provisions in respect of the Partnership Agreement, termination rights and other rights and requirements.

Form of Tellurian LNG SPA

Subject to the terms and conditions of the form of the Tellurian Contribution Agreement, upon the occurrence of the Phase 1 FID Date, the Tellurian Limited Partner or its affiliate (the “Tellurian Buyer”) and Driftwood LNG will enter into an LNG sale and purchase agreement (the “Tellurian LNG SPA”), pursuant to which the Tellurian Buyer will have the right to purchase from Driftwood LNG approximately 2.0 mtpa of LNG from the Driftwood terminal.

Subject to certain adjustments as set forth in the Tellurian LNG SPA, the Tellurian Buyer’s ACQ will be 104,340,000 MMBtu.

The other terms of the form of the Tellurian LNG SPA are substantially similar to the terms of the form of the Total LNG SPA.

Form of Tellurian Excess LNG Sale and Purchase Agreement

On or prior to the Phase 1 FID Date, Driftwood LNG and the Tellurian Limited Partner contemplate entering into an LNG Sale and Purchase Agreement (the “Tellurian Excess LNG SPA”) in respect of the sale and purchase of a quantity of LNG that varies year-to-year based on Driftwood LNG’s anticipated uncommitted LNG at the Driftwood terminal.

The price for LNG sold under the Tellurian Excess LNG SPA will be the same as the price for LNG sold under the Total LNG SPA, as described above in “Form of Total LNG SPA”.

Form of LNG Marketing Agreement

On or prior to the Phase 1 FID Date, Driftwood LNG and Tellurian Trading UK Ltd., a wholly-owned subsidiary of the Company, contemplate entering into an LNG Marketing Agreement (the “LNG Marketing Agreement”) with respect to the marketing of LNG from the Driftwood terminal.  Under the LNG Marketing Agreement, Driftwood LNG must offer, and Tellurian Trading must accept, commissioning cargoes and Driftwood LNG may, at its election, offer certain other available cargoes, including mitigation sale cargoes, to Tellurian Trading, and Tellurian Trading may, at its election, accept such other cargoes.  The sales price for any such cargo will be the price Tellurian Trading achieves with a third-party buyer, less a US$0.05/MMBtu fee, and Tellurian Trading will be compensated for any shipping costs.

Each of the forms of the Tellurian Contribution Agreement, Partnership Agreement, General Partner LLC Agreement, Total LNG SPA, Tellurian LNG SPA, Tellurian Excess LNG SPA, and LNG Marketing Agreement is an exhibit to the Total Contribution Agreement.  The form of the MASA is an exhibit to the form of the Partnership Agreement.

Total JKM LNG SPA

Pursuant to the HOA, on July 10, 2019, Tellurian Trading and Total Gas & Power entered into the Total JKM LNG SPA, pursuant to which Total Gas & Power has the right to purchase from Tellurian Trading approximately 1.5 mtpa of LNG on an FOB basis at prices based on the Platts Japan Korea Marker index price, less a discount, subject to the terms and conditions of the agreement.

The term of the Total JKM LNG SPA is from the Effective Date until the 15th anniversary of the date that the first Phase 1 Plant achieves full operations.  Subject to certain adjustments, Total Gas & Power’s ACQ will be 78,255,000 MMBtu.

The Total JKM LNG SPA includes provisions regarding ACQ adjustments, failure to take, failure to deliver, inspection rights, force majeure, cool-downs, gas-ups, title and risk of loss transfers, invoicing and payment, berthing, loading and demurrage, testing and measurement standards, confidentiality and other rights and requirements.

Voting Agreement Amendment

On July 10, 2019, in connection with the Total Investment, the Company entered into Amendment No. 1 (the “Voting Agreement Amendment”) to that certain Voting Agreement, dated January 3, 2017, by and among the Company, Tellurian Investments LLC (then known as Tellurian Investments Inc.), Total, Mr. Charif Souki, the Souki Family 2016 Trust and Mr. Martin Houston.  Pursuant to the Voting Agreement Amendment, (i) each of Mr. Brooke Peterson and Messrs. Souki and Houston has provided a letter to Total confirming his intent, subject to certain conditions and exceptions, to vote, as a member of the board of directors of the Company in favor of a policy to declare and pay a dividend to the holders of common stock of the Company of a minimum of 50% of the Company’s available cash and (ii) in the event any of those directors leave the Tellurian board of directors, each of Messrs. Souki and Houston and the Souki Family 2016 Trust would agree to vote their shares of Company stock, and the Company would make commercially reasonable efforts, to elect a successor director who is willing to provide a similar letter to Total.

Item 7.01                   Regulation FD Disclosure.

On July 10, 2019, the Company issued a press release regarding the agreements described in this report.  A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in this Item 7.01, including the information set forth in Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of July 10, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	Senior Vice President and Chief Financial Officer

Date: July 10, 2019